UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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PROCENTURY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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PROCENTURY CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      Notice is hereby given that the Annual Meeting of Shareholders of ProCentury Corporation, an Ohio corporation (the “Company”), will be held at the Company’s corporate headquarters located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Monday, May 15, 2006, at 1:30 p.m., local time, for the following purposes:

1.	To elect three Class II directors, each to serve until the 2009 annual meeting of shareholders and until a successor has been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only shareholders of record at the close of business on March 20, 2006 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Christopher J. Timm
Secretary
Dated: April 7, 2006
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

PROCENTURY CORPORATION
465 Cleveland Avenue
Westerville, Ohio 43082
PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS
General Information
      This proxy statement and the enclosed proxy card are furnished to you in connection with the solicitation of proxies by the board of directors for use at the 2006 Annual Meeting of Shareholders of ProCentury Corporation (the “Company”). This proxy statement summarizes information you need to know to vote at the Annual Meeting. The Annual Meeting will be held at the Company’s corporate headquarters located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Monday, May 15, 2006, at 1:30 p.m., local time. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.
      The Company will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about April 7, 2006 to all shareholders of record on March 20, 2006. The Company is also sending its 2005 annual report to shareholders, which includes the Company’s consolidated financial statements, with this proxy statement.
      This solicitation of proxies is made by and on behalf of the Company’s board of directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained The Altman Group at an estimated cost of $3,500 plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.
Voting Rights
      Shareholders who owned the Company’s common shares at the close of business on March 20, 2006, the record date for the Annual Meeting, are entitled to vote. On that date, there were 13,211,019 common shares outstanding and each share is entitled to one vote. Whether or not you plan to attend the Annual Meeting, the Company urges you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting.
      If you properly complete your proxy card and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors to elect the three Class II director nominees listed in “Election of Directors.”
      If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than the election of three Class II directors.
Revoking a Proxy
      If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 465 Cleveland Avenue, Westerville, Ohio 43082, or by giving notice to the Company at the Annual Meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Quorum Requirement
      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of common shares outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes (shares held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote with respect to the election of directors) will be included in the calculation of the number of shares considered to be present at the meeting.
Vote Required
      The three Class II director nominees receiving the greatest number of votes “FOR” election will be elected as Class II directors. If you do not vote for a particular nominee, or if you indicate “Withhold Authority” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Shares which abstain from voting in the election of the Class II directors and broker non-votes will not be voted in favor of the election of such directors and also will not be counted as votes cast on the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the voting in the election of the Class II directors, because approval of such matter requires the affirmative vote of a plurality of the votes cast.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of common shares of the Company as of March 20, 2006, except as otherwise disclosed in the notes below, by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding common shares based on a review of filings with the Securities and Exchange Commission (“SEC”);

•	the Company’s Chief Executive Officer and the Company’s other executive officers named in the Summary Compensation Table;

•	the Company’s directors; and

•	the Company’s current executive officers and directors as a group.
      Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names:

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

Wells Fargo & Company	1,746,476	(1)	13.2%
420 Montgomery Street
San Francisco, California 94104
Goldman Sachs Asset Management, L.P.	1,121,232	(2)	8.5
32 Old Slip
New York, New York 10005
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund	1,027,676	(3)	7.7
100 East Pratt Street
Baltimore, Maryland 21202
Stonehenge Opportunity Fund, LLC	878,571	(4)(12)	6.7
191 W. Nationwide Blvd., Suite 600
Columbus, Ohio 43215
Flagg Street Capital LLC	679,353	(5)	5.1
44 Brattle Street
Cambridge, Massachusetts 02138

	Number of
	Common Shares		Percentage
	Beneficially Owned		Ownership

The TCW Group, Inc., on behalf of The TCW Business Unit	677,921	(6)	5.1
865 South Figueroa Street
Los Angeles, California 90017
Greg D. Ewald	43,708	(7)	*
Edward F. Feighan	178,530	(8)	1.3
Christopher J. Timm	253,189	(9)	1.9
Erin E. West	6,074	(10)	*
Charles D. Hamm, Jr.	113,281	(11)	*
Michael J. Endres	50,972	(12)	*
Robert F. Fix	8,972	(13)	*
Jeffrey A. Maffett	2,472	(13)	*
Press C. Southworth III	3,972	(13)(14)	*
Alan R. Weiler	10,972	(13)	*
Robert J. Woodward, Jr.	1,972	(13)	*
All Current Executive Officers and Directors as a Group (10 persons)	560,833	(15)	4.2%

*	Less than 1%

(1)	Information is as of December 31, 2005 and is based on a report on Schedule 13G filed with the SEC on February 2, 2006 by Wells Fargo & Company and its subsidiaries, Wells Capital Management Incorporated, and Wells Fargo Bank, National Association. According to the Schedule 13G, Wells Fargo & Company and Wells Capital Management Incorporated each have sole voting power with respect to 1,559,976 common shares. Wells Fargo & Company has sole dispositive power with respect to 1,746,476 common shares, and Wells Capital Management Incorporated has sole dispositive power with respect to 1,716,376 common shares.

(2)	Information is as of December 31, 2005 and is based on a report on Schedule 13G/ A filed with the SEC on February 6, 2006 by Goldman Sachs Asset Management, L.P. (“GSAM LP”). According to the Schedule 13G, GSAM LP has sole voting power with respect to 898,703 common shares and sole dispositive power with respect to 1,121,232 common shares and GSAM LP disclaims ownership of any securities managed on its behalf by third parties.

(3)	Information is as of December 31, 2005 and is based on a report on Schedule 13G/ A filed with the SEC on February 14, 2006 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 1,027,676 shares and T. Rowe Price Small-Cap Value Fund has sole voting power with respect to 1,027,676 common shares.

(4)	Information is based on a Schedule 13G filed with the SEC on February 14, 2005 by Stonehenge Opportunity Fund, LLC (“Stonehenge Opportunity Fund”). Bluestone Investors, L.P. is the managing member of Stonehenge Opportunity Fund and Stonehenge Financial Holdings, Inc. is the general partner of Bluestone Investors, L.P., each of which may also be deemed to have sole voting and dispositive power with respect to the common shares held by Stonehenge Opportunity Fund. No change in such ownership was reported by Stonehenge Opportunity Fund, LLC as of December 31, 2005. Pursuant to Stonehenge Opportunity Fund’s limited partnership agreement, it has certain rights to the compensation provided to its principals who serve on the boards of directors of companies in which it invests. Accordingly, Stonehenge Opportunity Fund may also be deemed to beneficially own 972 common shares subject to options issued to Michael J. Endres.

(5)	Information is as of December 31, 2005 and is based on a report on Schedule 13G filed with the SEC on February 6, 2006 by Jonathan Starr, Flagg Street Capital LLC, Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore LP. According to the Schedule 13G, Flagg Street Partners

LP has sole voting and dispositive power of 104,706 shares, Flagg Street Partners Qualified Partners Qualified LP has sole voting and dispositive power of 169,406 shares and Flagg Street Offshore LP has sole voting and dispositive power of 405,241 shares. According to the Schedule 13G, as the sole general partner of each of Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore LP, Flagg Street Capital LLC, and Mr. Starr as the manager of Flagg Street Capital LLC, has the sole power to vote and dispose of all common shares reported as beneficially owned pursuant to the Schedule 13G.

(6)	Information is as of December 31, 2005 and is based on a report on Schedule 13G/ A filed with the SEC on February 13, 2006 by The TCW Group, Inc. (“TCW”), on behalf of The TCW Business Unit. According to the Schedule 13G, TCW is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) reporting beneficial ownership of the shares on behalf of its subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company, which collectively constitute The TCW Business Unit (primarily engaged in the provision of investment management services), and has shared voting power with respect to 607,491 common shares and shared dispositive power with respect to 677,921 common shares. Also according to the Schedule 13G, the ultimate parent company of TCW is Societe Generale, S.A. (“SG”), which may be deemed ultimately to control TCW and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except The TCW Business Unit), may beneficially own common shares of the Company and such shares are not reported in this statement. SG disclaims beneficial ownership of any common shares of the Company and TCW disclaims beneficial ownership of such shares beneficially owned by SG and any of SG’s other business units.

(7)	Includes 13,958 common shares subject to options currently exercisable or exercisable within 60 days.

(8)	Includes 33,199 common shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 33,199 common shares subject to options currently exercisable or exercisable within 60 days.

(10)	Includes 5,624 common shares subject to options currently exercisable or exercisable within 60 days.

(11)	Includes 38,847 common shares subject to options currently exercisable or exercisable within 60 days. Mr. Hamm resigned as an executive officer of the Company in October 2005.

(12)	Includes 972 common shares subject to options currently exercisable or exercisable within 60 days. Mr. Endres is a principal of Stonehenge Financial Holdings, Inc., an affiliate of Stonehenge Opportunity Fund, and has an ownership interest in Stonehenge Opportunity Fund.

(13)	Includes 972 common shares subject to options currently exercisable or exercisable within 60 days.

(14)	Includes 1,000 common shares held by Mr. Southworth’s family members.

(15)	Includes an aggregate of 91,812 common shares subject to options currently exercisable or exercisable within 60 days owned by the Company’s executive officers and directors as a group.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.
ELECTION OF DIRECTORS
      The Company has a classified board of directors consisting of three classes with three members each, and each class of directors serves a three-year term. Currently, the Company has two Class I directors, Michael J.

Endres and Alan R. Weiler, whose terms expire at the 2008 annual meeting, one Class I vacancy, three Class II directors, Robert F. Fix, Christopher J. Timm and Robert J. Woodward, Jr., whose terms expire at the 2006 annual meeting, and three Class III directors, Edward F. Feighan, Jeffrey A. Maffett and Press C. Southworth III, whose terms expire at the 2007 annual meeting. John A. Marazza served as a Class I director until his resignation in January 2005. No decision has been made to fill this vacancy, nor have any candidates been considered and approved by the board of directors. However, the board of directors believes that it is desirable to have this vacancy available, so that it could be filled by action of the board of directors should a person who could make a valuable contribution as a director of the Company be identified during the year. At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Fix, Timm and Woodward as Class II directors. The three nominees receiving the most votes will be elected as Class II directors. If elected, each nominee will serve as a director until the 2009 annual meeting of shareholders and until his successor is duly elected and qualified.
      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the board of directors intends that proxies will be voted for the election of a substitute nominee designated by the board of directors as recommended by the nominating and corporate governance committee. The following information is furnished with respect to each person nominated for election as a Class II director and each of the Company’s other current directors:
Nominees for Election as Class II Directors (to hold office for the term expiring at the 2009 annual meeting):
      Robert F. Fix, age 59, has served as a director of the Company since October 2000. Mr. Fix has served as Vice Chairman, President and Chief Executive Officer of the Richmond Mutual Bancorporation, Inc. and the Vice Chairman of its primary subsidiary, First Bank Richmond NA since 2002. He has been the President and Chief Executive Officer of the holding company since 1998, and served as President and Chief Executive Officer of First Bank Richmond from 1989 to 2002.
      Christopher J. Timm, age 49, was named Executive Vice President and President of Century Surety Company (“Century”), a subsidiary of the Company, in May 2003. Since March 2000, he has served as a director and Vice President of the Company and a senior officer and director of most companies within the Century Insurance Group. From 1998 until 2000, following the sale of Environmental & Commercial Insurance Agency, Inc., Mr. Timm complied with the terms of a non-compete agreement and pursued non-insurance business ventures. From 1990 through 1998, Mr. Timm was an owner and President of Environmental & Commercial Insurance Agency, Inc., a managing underwriting agency.
      Robert J. Woodward, Jr., age 64, has served as a director of the Company since April 2004. Mr. Woodward served as Executive Vice President and Chief Investment Officer of Nationwide Mutual Insurance Company from 1995 until his retirement in 2002. Mr. Woodward has served as Chairman of Palmer-Donavin Manufacturing Co. since 1995 and has been a Director of the Pension Management and Investment Council of Battelle Memorial Institute since December 2002 and of Duke Realty Co. since April 2002.
Class I Directors (holding office for the term expiring at the 2008 annual meeting):
      Michael J. Endres, age 58, has served as a director of the Company since April 2004. Mr. Endres has been a principal of Stonehenge Financial Holdings, Inc. and of Stonehenge Partners, Inc., investment companies, since August 1999. From July 1990 until August 1999, Mr. Endres served as Vice Chairman of Banc One Capital Corporation and Chairman of Banc One Capital Partners. Mr. Endres serves as a director of Worthington Industries and Huntington Bancshares Inc.
      Alan R. Weiler, age 72, has served as director of the Company since April 2004. Mr. Weiler has been Chairman of Archer-Meek-Weiler Agency, Inc., an insurance agency specializing in commercial and personal insurance, bonding, risk management and risk financing alternatives, since 1999 and was President from 1970 until 1999. Mr. Weiler serves as a director of Glimcher Realty Trust and Commerce National Bank, a subsidiary of First Merchants Corporation.

Class III Directors (holding office for the term expiring at the 2007 annual meeting):
      Edward F. Feighan, age 58, has been Chairman, President and Chief Executive Officer of the Company since October 2003. Mr. Feighan was President of Avalon National Corporation, a holding company for a workers’ compensation insurance agency, from 1998 until 2000. From September 1998 until May 2003, Mr. Feighan was Managing Partner of Alliance Financial, Ltd., a merchant banking firm specializing in mergers and acquisitions. He has served as a director of the Company and its insurance company subsidiaries from 1993 to 1996 and from 2000 to the present. Mr. Feighan has served at times as the Company’s Special Counsel.
      Jeffrey A. Maffett, age 57, has served as a director of the Company since October 2000. Mr. Maffett has been Chairman, President and Chief Executive Officer of Oculina Bank, a subsidiary of Colonial Banc Corp of Eaton, Ohio, since November 2003. He has also has been Chairman of Colonial Banc Corp since 2002. He was President and Chief Executive Officer of Eaton National Bank & Trust Co., a subsidiary of Colonial Banc Corp, from 1989 to 2003.
      Press C. Southworth III, age 58, has served as a director of the Company since April 2004. Mr. Southworth was a partner of PricewaterhouseCoopers LLP from 1998 until he retired in 2001. From 1985 until 1998, Mr. Southworth was a partner of Coopers & Lybrand LLP. Mr. Southworth is a certified public accountant.
CORPORATE GOVERNANCE
Board of Directors
      As noted above, the Company’s board of directors currently consists of eight members, Messrs. Endres, Feighan, Fix, Maffett, Southworth, Timm, Weiler and Woodward. The board of directors has affirmatively determined that all of the directors, except for Messrs. Feighan and Timm, are “independent directors” within the meaning of the Nasdaq National Market’s listing standards. Additionally, Mr. Fix, chairman of the Company’s corporate governance and nominating committee, was named lead director in 2005.
      During the fiscal year ended December 31, 2005, the board of directors held five meetings. Each director attended more than 75% of the aggregate number of meetings of the board of directors and committees on which he served in 2005. While the Company does not have a formal policy requiring directors to attend the annual meeting of shareholders, a meeting of the board of directors may customarily be held on the same day as the annual meeting and the Company expects directors to attend the shareholder meeting. All of the Company’s directors attended the Company’s annual shareholder meeting held in 2005.

Committees of the Board of Directors
      The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter. Current copies of these charters are available to shareholders on the Company’s website, www.procentury.com, under “Governance Documents.” Each committee member is an “independent director” within the meaning of the Nasdaq National Market’s listing standards.
      Audit Committee. The audit committee assists the board of directors in fulfilling its oversight responsibilities for the integrity of the Company’s accounting, reporting and financial control practices. The audit committee:

•	reviews the qualifications of the independent registered public accounting firm;

•	selects and engages the independent registered public accounting firm;

•	reviews and approves the plan, fees and results of audits;

•	reviews the Company’s internal controls; and

•	considers and pre-approves any non-audit services proposed to be performed by the independent registered public accounting firm.

      The audit committee consists of Messrs. Southworth (chairman), Weiler and Woodward. The Company’s board of directors has determined that Mr. Southworth meets the requirements for an audit committee financial expert under Item 401 of Regulation S-K promulgated under the Securities Act of 1933. During 2005, the audit committee held nine meetings.
      Compensation Committee. The compensation committee consists of Messrs. Endres (chairman), Maffett and Woodward. The compensation committee oversees the Company’s compensation and employee benefit plans and practices, including executive and board of directors compensation as well as all incentive-compensation and equity-based plans, and the evaluation of the Company’s management. During 2005, the compensation committee held three meetings.
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee consists of Messrs. Fix (chairman), Maffett and Weiler. The nominating and corporate governance committee:

•	identifies and recommends for nomination qualified individuals for election as directors;

•	oversees the composition, structure and function of the committees of the board of directors;

•	oversees periodic self-evaluation of the board of directors and its committees; and

•	plans for management succession.
      During 2005, the nominating and corporate governance committee held two meetings.
      Shareholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common shares for at least a year as of the date such recommendation is made, c/o the Company’s Vice President of Corporate Governance at the following address: ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
      Shareholders also have the right under the Company’s Code of Regulations to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by following the procedures set forth below under “Shareholder Proposals for 2007 Annual Meeting.”
      The nominating and corporate governance committee has not established specific minimum qualifications a candidate must have in order to be recommended to the board of directors. However, in determining qualifications for new directors, the committee will consider potential members’ qualifications as independent under the Nasdaq National Market’s listing standards, integrity, judgment, business experience, diversity, knowledge of insurance operations, finance or marketing and whether such candidate will effectively serve shareholders’ long-term interests and contribute to the Company’s overall corporate goals. The nominating and corporate governance committee will consider a pool of potential board candidates established from recommendations from shareholders and others, including management and current directors. Although the nominating and corporate governance committee may retain a board search consultant to supplement the pool of potential board candidates, it has not engaged a consultant at this time.

Shareholder Communications with the Board of Directors
      Any shareholder who desires to communicate with any of the members of the Company’s board of directors may do so electronically by sending an email to boardofdirectors@procentury.com. Alternatively, a shareholder may communicate with the members of the Board by writing to the Company, c/o Vice President of Corporate Governance, ProCentury Corporation, 465 Cleveland Avenue, Westerville, Ohio 43082. Communications may be

addressed to an individual director, a board committee, the non-management directors or the full board of directors. Communications received by the Vice President of Corporate Governance will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Compensation of Directors
      Directors who are also employees receive no compensation for serving as directors, and non-employee directors receive $20,000 annually. Non-employee directors also receive $1,000 for each board meeting they attend in person and $500 for each telephonic meeting they attend. Non-employee directors serving on the compensation and nominating and corporate governance committees receive $750 for each meeting they attend in person and $500 for each telephonic meeting they attend. Audit committee members receive $1,500 for each committee meeting they attend in person and $1,000 for each telephonic meeting they attend. The chairman of the audit committee receives $2,000 annually. The Company also reimburses all directors for reasonable travel expenses incurred in connection with their service as directors.
      The Company’s directors are also eligible to receive additional stock options and awards when, as and if determined by the compensation committee, pursuant to the terms of the 2004 Stock Option and Award Plan. See “Executive Compensation — 2004 Stock Option and Award Plan” below. On March 22, 2005, each of the Company’s directors was granted an option to purchase 1,000 shares, which vests as to 1/36 of the total shares awarded at the end of each full month following the grant date during which the director continues as a member of the board of directors. The exercise price of the options is $10.50, which was the fair market value of the shares on the date of grant. In addition, effective as of March 22, 2005, non-employee directors will receive an option to purchase 1,000 common shares upon initial election to the board of directors and an option to purchase 2,000 shares following each annual shareholder meeting, to be granted on the first day of the month following the annual shareholder meeting, provided that such non-employee director continues to serve as a director following such meeting. The option to purchase 2,000 shares was granted to each director on June 1, 2005, have an exercise price of $10.20 and vest up to 1/36 of the total shares awarded beginning at the end of the month of the grant.
Code of Business Conduct and Ethics
      The Company has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors, including the chief executive officer, chief financial officer, controllers, treasurer and chief internal auditor, if any, of the Company, with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the board of directors or one of its committees may waive any provision of the code with respect to an executive officer or director. This code is posted on the Company’s website, www.procentury.com, under “Governance Documents,” and any amendment of the code or waiver of its provisions with respect to an executive officer or director will be promptly disclosed on the website and as otherwise may be required by rule or regulation.
Audit Committee Report
      In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board has determined that Mr. Southworth is an “audit committee financial expert,” as defined in SEC rules. The Board based its determination on Mr. Southworth’s professional experience, as previously described.
      The audit committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2005 with management and the independent registered public accountants. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and for determining that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accountants are responsible for planning and conducting audits for the examination of those consolidated financial statements.
      The audit committee obtained the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the independent registered public accountants any relationships that may impact their objectivity and independence. The audit committee also reviewed and discussed with the independent registered public accountants all communications required by the Public Company Accounting Oversight Board standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accountants’ audit of the consolidated financial statements.
      Based on the above-described review and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee
Press C. Southworth III, Chairman
Alan R. Weiler
Robert J. Woodward, Jr.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the total compensation received for services rendered to the Company during 2005 by the Company’s chief executive officer, its three other highest paid executive officers and an additional individual who previously served as an executive officer of the company but was no longer serving as executive officer at the end of 2005, all of whom are referred to in this proxy statement as named executive officers.

						Long-Term
		Annual Compensation				Compensation

						Awards

						Restricted
						Stock	Securities	All Other
				Other Annual		Awards	Underlying	Compensation
Named Executive Officer	Year	Salary	Bonus	Compensation		(1)(2)	Options	(3)

Edward F. Feighan	2005	$284,000	$55,380	$6,300	(4)	$203,333	—	$19,340
Chairman of the Board, President	2004	$285,135	$70,929	$11,367	(5)	$265,650	49,800	$19,340
and Chief Executive Officer	2003	$84,288	$87,500	$1,075	(4)	—	—	—
Christopher J. Timm	2005	$264,000	$46,332	$3,808	(4)	$189,000	—	$14,043
Executive Vice President,	2004	$266,183	$65,934	$4,859	(5)	$265,650	49,800	$14,043
Secretary and Director	2003	$220,288	—	$3,304	(4)	—	—	—
Greg D. Ewald	2005	$229,513	$35,880	$6,300	(4)	—	—	—
Senior Vice President of	2004	$215,569	$30,000	$6,467	(4)	$312,375	20,000	—
Underwriting of Century Surety	2003	$186,153	$30,000	$5,580	(4)	—	—	—
Company
Erin E. West(6)	2005	$160,234	$31,200	$4,807	(4)	—	—	—
Chief Financial Officer	2004	—	—	—		—	—	—
and Treasurer	2003	—	—	—		—	—	—
Charles D. Hamm, Jr.(7)	2005	$209,146	—	$6,276	(4)	$185,420	—	$13,810
Former Chief Financial	2004	$259,846	$64,685	$13,967	(5)	$265,650	49,800	$13,810
Officer, Executive Vice	2003	$218,365	$87,500	$5,657	(4)	—	—	—
President and Treasurer

(1)	On March 22, 2005 the following restricted stock grants were awarded to the named executive officers: Mr. Feighan, 19,365 shares; Mr. Timm, 18,000 shares; and Mr. Hamm, 17,659 shares. The value of the 2005 restricted stock awards is based on the closing sale price per common share of $10.50, on March 22, 2005, the date of the grant. The shares subject to the awards held by Messrs. Feighan and Timm are subject to a four-year vesting schedule in which 25% of the shares will vest on each anniversary of the date of grant if a target return on equity for the two fiscal years preceding the vesting date has been achieved. In addition, the shares are subject to the provisions set forth in the employment agreements entered into by the Company with such executive officers described under “Employment Agreements” below, which provide for the full acceleration of vesting of equity awards granted to such officers in the event of termination of employment by reason of death, discharge by the Company other than for cause or the officer’s resignation for good reason or if within twelve months following a change of control, employment is terminated by the Company other than for cause or the officer resigns for good reason. With respect to Mr. Hamm, the shares subject to the restricted stock award vest in twelve equal monthly installments beginning on October 1, 2005, provided that Mr. Hamm provides consulting services to the Company for such months pursuant to the agreement between the Company and Mr. Hamm described under “Consulting Agreement with Mr. Hamm” below.

(2)	The number and value of the aggregate restricted stock awards held by the named executive officers at December 31, 2005, based on the closing price of the company’s common stock price of $10.73 on December 30, 2005, was: Mr. Feighan: 44,665 shares, $479,255; Mr. Timm: 43,300 shares, $464,609; Mr. Ewald: 29,750 shares, $319,218; and Mr. Hamm: 42,959 shares, $460,950. Dividends are payable on such shares to the extent any dividends are declared and paid on the Company’s common shares.

(3)	Amounts equal premiums for whole life insurance, which the officers may elect to have paid by the Company on their behalf for such insurance or paid to them in cash. Messrs. Hamm and Timm have elected to receive the insurance policy and Mr. Feighan elected to receive the cash payment.

(4)	Represents matching contributions under the Company’s 401(k) plan.

(5)	Includes matching contributions under the Company’s 401(k) plan of $7,975, $3,743 and $7,364 for Messrs. Feighan, Timm and Hamm, respectively, and payments by the Company of automobile expenses for personal use of $3,392, $1,125 and $1,603 for Messrs. Feighan, Timm and Hamm, respectively. Also includes payment by the Company of medical expenses for Mr. Hamm of $5,000.

(6)	Ms. West became an executive officer of the Company in October 2005.

(7)	Mr. Hamm resigned as an executive officer of the Company in October 2005.
Option Grants in Last Fiscal Year
      In 2005, there were no options to purchase common shares awarded to any of the named executive officers.
Aggregate Option Exercises in 2005 and 2005 Year-End Option Values
      The following table sets forth information with respect to the value of options held by the named executive officers on December 31, 2005.

Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at	In-The-Money Options
	Shares		Fiscal Year End	at Fiscal year End(1)
	Acquired	Value
Named Executive Officer	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Edward F. Feighan	—	—	27,666/22,134	$6,363/$5,091
Christopher J. Timm	—	—	27,666/22,134	$6,363/$5,091
Greg D. Ewald	—	—	11,111/8,889	$2,556/$2,044
Erin E. West	—	—	4,166/5,834	$958/$1,342
Charles D. Hamm, Jr.	—	—	30,086/19,714	$6,920/$4,534

(1)	Calculated based on the closing sale price of the Company’s common shares on December 30, 2005 of $10.73 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.
Employment Agreements with the Company
      The Company entered into employment agreements with each of Messrs. Feighan and Timm in December 2003 and with Ms. West in February 2006. The Company’s subsidiary, Century Surety Company (“Century”), entered into an employment agreement with Mr. Ewald in August 2004. The employment agreements entered into by the Company with each of John A. Marazza and Charles D. Hamm, Jr. in December 2003, which generally had the same terms as the agreements with Messrs. Feighan and Timm described below, were terminated in January 2005 and October 2005, respectively. See “Separation Agreement with Mr. Marazza” and “Consulting Agreement with Mr. Hamm” below.
      The agreements with the current executive officers provide for base salaries of at least $284,000, $264,000 and $228,000 for Messrs. Feighan, Timm and Ewald, respectively, and at least $200,000 until March 1, 2006 and at least $225,000 thereafter for Ms. West, and other customary executive benefits, including:

•	participation in retirement or welfare benefit plans, if any;

•	health, disability and other insurance plans;

•	whole life insurance, in the case of Messrs. Feighan, and Timm and Ms. West;

•	sick leave;

•	reasonable vacation time; and

•	other benefits as may be approved by the Company’s board of directors or compensation committee on a case-by-case basis for proper business purposes.
      The agreements with Messrs. Feighan, Timm and Ewald and Ms. West also provide for annual performance based cash incentive bonuses of up to 50.0%, 45.0%, 40.0% and 40% of their respective base salaries in accordance with the Company’s annual incentive plan described below.
      Pursuant to the employment agreements, the Company granted to each of Messrs. Feighan and Timm 25,300 restricted common shares and non-qualified stock options to purchase 49,800 common shares at the time of closing the Company’s initial public offering of its common shares (the “IPO”). Pursuant to Mr. Ewald’s agreement, he received 29,750 restricted common shares and non-qualified stock options to purchase 20,000 common shares. Ms. West was granted a non-qualified stock option to purchase 10,000 common shares at the time of the IPO. The options have an exercise price equal to the initial public offering price of $10.50 and vest as to 1/36, or 1/48 in the case of Ms. West, of the shares subject to the option each month following the grant date during which the executive officer has provided service to the Company. All options will become fully exercisable for a period of not less than 30 days, and all unvested shares available pursuant to the options, if any, will become fully vested, upon the termination of employment by reason of death, discharge by the Company other than for cause, or, in the case of Messrs. Feighan and Timm and Ms. West, the officer’s resignation for good reason. The restricted shares held by Messrs. Feighan and Timm vest as to 1/48 of the total shares awarded each month following the grant date during which the executive officer has provided service to the Company. The restricted shares held by Mr. Ewald vest as to 1/5 of the total shares awarded each year following the grant date during which the executive officer has provided service to Century.
      The employment agreements may be terminated at any time upon the mutual agreement of the Company, or Century in the case of Mr. Ewald, and the officer and will automatically terminate upon his or her death. The Company (or Century) may terminate the employment agreements at any time, without cause, upon 30 days prior written notice to the officer or for cause immediately upon written notice of termination to the officer. Each officer may terminate his or her employment agreement at any time without good reason upon 30 days prior written notice to the Company (or Century) or, in the case of Messrs. Feighan and Timm and Ms. West, for good reason upon 15 days prior written notice, provided that each officer will not resign if, prior to the expiration of the 15 day notice period, the Company causes the facts or events giving rise to the good reason to no longer exist. If the officer’s employment agreement is terminated:

•	by the Company (or Century) for cause, by the resignation of the officer, other than for good reason, or if the officer’s employment is terminated by death, he or she or his or her estate will be entitled to receive any earned but unpaid base salary through the effective date of termination, any award under the Company’s annual incentive plan which was awarded prior to the effective date of termination, and, in the case of Mr. Ewald, a pro-rata portion of his restricted shares based on the number of months from the date of grant through the termination date divided by 60, and in addition, if the officer’s employment is terminated by death, his or her estate will be entitled to receive (1) continued payment of his or her base salary for 90 days following his or her death; (2) an amount equal to the maximum bonus that he or she could have been awarded under the Company’s annual incentive plan for the current performance year divided by the number of days in the current performance year occurring prior to and including the date of his death; and (3) continued benefits for 90 days following his or her death; or

•	by the Company (or Century) other than for cause or, in the case of Messrs. Feighan and Timm or Ms. West, if he or she resigns for good reason, he or she will be entitled to receive (1) any earned but unpaid base salary through the date of such termination; (2) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (3) continued payment of his or her base salary for 12 months following the date of termination; (4) in the case of Messrs. Feighan and Timm and Ms. West, the maximum bonus that he could have been awarded under the Company’s annual incentive plan for the current performance year; and (5) continued benefits for 12 months following the date of termination.

      Under the agreements between Messrs. Feighan and Timm and Ms. West with the Company, if a change in control occurs, as defined in the agreement, and within the 12 months following a change of control, the Company discharges the officer other than for cause or if the officer resigns for good reason, he or she will be entitled to receive within 30 days of his or her termination of employment (1) any earned but unpaid base salary through the date of termination; (2) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (3) the product of two times, or one times in the case of Ms. West, his or her then current base salary at the date of termination; and (4) the product of two times the maximum bonus that he or she could have been awarded under the Company’s annual incentive plan. In addition, the officer will be entitled to continued benefits for 24 months, or 12 months in the case of Ms. West, following the date of termination.
      Each officer has agreed not to compete with the Company (or Century) or solicit its employees during the term of his or her employment agreement and for a period of 12 months following termination of the employment agreement or, if longer, the entire period for which the officer is entitled to payments of base salary, bonus or other incentive awards or other benefits, other than payments and benefits the officer would be entitled to receive in the event of a change in control.
Separation Agreement with Mr. Marazza
      The Company entered into a separation agreement with Mr. Marazza, effective January 28, 2005, setting forth the terms of his departure from the Company and providing for the payment to Mr. Marazza of the benefits to which he was entitled pursuant to his employment agreement with the Company. Such benefits consist of the payment of Mr. Marazza’s salary through April 2006, performance bonuses for 2004 and 2005, health insurance and related benefits through February 2006, continued payment of the value of whole life insurance premiums (which Mr. Marazza elected to receive in cash in lieu of insurance pursuant to the employment agreement) through February 2006 and full vesting of Mr. Marazza’s restricted shares and options to purchase common shares, which options will remain exercisable until the tenth anniversary of the date of grant. Mr. Marazza agreed to provide consulting services to the Company and its subsidiaries for no additional consideration for a period of ninety days following his departure. The separation agreement also provides for termination of the employment agreement, except for the ongoing obligations on Mr. Marazza concerning confidentiality, non-solicitation and non-competition described above.
Consulting Agreement with Mr. Hamm
      The Company entered into a consulting agreement with Mr. Hamm, effective October 1, 2005 setting forth the terms of his resignation from the Company and the aggregate of up to 200 hours of consulting services that he is to provide to the Company over the twelve month period following his resignation. In exchange for such services, Mr. Hamm receives hourly compensation at a rate of $350 per hour and vesting on a monthly basis in equal portions over the twelve-month term, provided that he continues to provide consulting services, of the unvested portion of his 25,300 restricted share award and option to purchase 49,800 common shares granted on April 20, 2004 and his performance based 17,659 restricted share award granted on March 22, 2005. The performance shares were originally scheduled to vest in equal installments over four years provided that annual performance objectives were achieved. The consulting agreement also provides that if a change in control of the Company occurs during the term of the agreement or the agreement is terminated by the Company following a change in the Chief Executive Officer of the Company, the unvested portion of such option and restricted shares will become fully vested as of the effective date of such change in control or termination. Mr. Hamm will continue to be bound by the confidentiality, non-competition and non-solicitation provisions set forth in the employment agreement he entered into with the Company, provided that the non-competition and non-solicitation restrictions will continue for a period of twelve months following the term of the consulting agreement.

Annual Incentive Plan
      In December 2003, the Company’s board of directors adopted and its shareholders approved the Company’s annual incentive plan. The purpose of the annual incentive plan is to advance the Company’s interests and its shareholders’ interest by providing certain corporate officers and key employees with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals.
      The plan is administered by the Company’s compensation committee. Subject to the provisions of the plan, the compensation committee has full and complete authority to:

•	construe, interpret and implement the plan;

•	prescribe, amend and rescind rules relating to the plan;

•	make any factual determination that it believes necessary or advisable for the administration of the plan;

•	determine the conditions subject to which incentive awards may be made or payable; and

•	make any other determinations that it believes necessary or advisable for the administration of the plan.
      Prior to each performance period, the compensation committee designates, subject to approval by the Company’s board of directors, the employees who will be participants of the plan for the performance period and the target incentive award for each participant.
      Payment of incentive awards is made in a cash lump sum payment, or at the discretion of the compensation committee, in common shares equal to the fair market value of the amount of the incentive award, provided that a participant’s incentive award determined for any performance period may not exceed 150.0% of the participant’s target award without board approval. Payment of any amount of incentive award in excess of 150.0% of the target award will be made in common shares or other property unless the board determines otherwise. The board of directors may terminate or amend the plan at any time in its sole discretion. However, no termination or amendment may be made that will impair the right of a participant to receive an incentive award for any performance period ending prior to the year in which the termination or amendment is adopted, or if later, effective and no amendment adopted after the start of a performance period may directly or indirectly increase the amount of the incentive award or alter the performance criteria in a manner that will increase any incentive award for such performance period.
Deferred Compensation Plan
      In October 2003, the Company’s board of directors adopted, and in December 2003 its shareholders approved, the Company’s deferred compensation plan. The purpose of the deferred compensation plan is to allow the Company’s key employees and directors to elect to defer portions of their compensation and to allow discretionary contributions by the Company on behalf of selected participants for future payment to the participants or their beneficiaries. The board of directors or the compensation committee determines the participation and benefits of key employees. The Company has established an irrevocable Rabbi Trust to secure its obligations under the deferred compensation plan. However, in the event of the Company’s bankruptcy, the assets of the trust will be subject to the claims of general creditors.
2004 Stock Option and Award Plan
      In December 2003, the Company’s board of directors adopted and its shareholders approved the Company’s 2004 Stock Option and Award Plan. The purpose of this plan is to promote the commonality of the interests of the Company’s employees, directors and consultants with the interest of its shareholders for the Company’s increased growth, value and profitability and to attract, retain and reward its employees and consultants. The plan provides for a variety of awards, including incentive or non-qualified stock options, restricted shares, restricted share units, performance units, appreciation rights or any combination of the foregoing.
      The plan is administered by the Company’s board of directors, or the compensation committee, which have the authority to determine the terms, conditions and restrictions applicable to each award. Awards may only be granted to existing or prospective employees, consultants and directors as determined by the board of directors or compensation committee.
      The aggregate number of common shares that may be issued under the plan is 1,179,108 shares. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company’s capital structure, appropriate adjustments will be made to (1) the number and class of shares subject to the plan; (2) any outstanding award; (3) the exercise price of any outstanding option; and (4) the base price of any appreciation right.
      Options. Options granted under the plan may be “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, or “non-qualified stock options,” which are not intended to so qualify. No option may be granted or otherwise designated as an incentive stock option after ten years from the date of adoption of the plan by the Company’s shareholders. An incentive stock option must expire within 10 years from the date it is granted or, if later, the date of designation as an incentive stock option. The exercise price of any incentive stock option must be at least equal to the fair market value of a common share on the date it is granted. Each incentive stock option will not be transferable by the participant, other than by will or the laws of descent and distribution, and will be exercisable during the participant’s lifetime only by the participant. No incentive stock option may be granted to any person if the person at the date of grant owns shares representing more than ten percent of the total combined voting power of all classes of shares of the Company or any of its subsidiaries unless the exercise price of the incentive stock option is at least 110% of the fair market value of such common shares at the date of grant or designation and such incentive stock option by its terms is not exercisable after the expiration of five years from the date of grant. As long as the $100,000 per year limitation remains applicable under the Internal Revenue Code to incentive stock options granted to any person, any portion of options that become exercisable by a participant for the first time during any calendar year for common shares having a fair market value greater than $100,000 will be treated as non-qualified stock options. If an option designated as an incentive stock option fails for any reason to qualify or continue its qualification as an incentive stock option under the Internal Revenue Code, it will automatically be a non-qualified stock option.
      Restricted Share Units. A restricted share unit is a right to receive one common share pursuant to the terms and conditions of the 2004 Stock Option and Award Plan, subject to any service vesting schedule, performance vesting schedule or other restriction imposed by the plan or any instrument evidencing the award of the restricted share unit.
      Restricted Shares. Common shares granted under the plan may have restrictions on the transfer or defer the date of receipt of those shares. Each award will specify any applicable restrictions or deferral date, the duration of those restrictions, and the time at which the restrictions lapse. Participants may be required to deposit shares with the Company during the period of any restrictions.
      Performance Units. A performance unit is a right to receive payment in cash equal to the fair market value of one common share at the date of vesting, pursuant to the terms and conditions of the plan and any instrument evidencing the award of the performance unit.
      Appreciation Rights. An appreciation right may be granted in connection with all or any portion of an option grant as well as independent of any option grant. An “appreciation right” means the appreciation, if any, measured by the excess of the fair market value of a common share over (1) the exercise price of shares subject to the option if the appreciation right is exercisable in exchange for that option or (2) the base price in the instrument evidencing the appreciation right if the appreciation right is exercisable on a stand-alone basis. Upon exercise of the appreciation right, the appreciation will be paid in common shares equal in number to the largest whole number resulting from dividing the appreciation by the fair market value of a common share at the date of exercise or, if the instrument evidencing the appreciation right expressly so provides, in cash or any combination of cash or common shares.
      Change in Control. In the event of a change in control, the acquiring corporation may either assume the Company’s rights and obligations under outstanding awards or substitute substantially equivalent options for the acquiring corporation’s shares. In the event the acquiring corporation does not assume or substitute for the outstanding awards, the unexercisable portion of any outstanding awards will be immediately exercisable in full as of the date ten days prior to the effective date of the change in control. Any award that is neither (1) assumed, nor substituted for, by the acquiring corporation, nor (2) exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.
      Lock-Up Agreement. In consideration for the grant of each award to a participant and to facilitate the Company’s future financings, participants must agree on their behalf and on behalf of their heirs, legal representatives, successors and assigns that in the event of any underwritten public offering of any of the Company’s securities made by the Company pursuant to an effective registration statement filed under the Securities Act of 1933, they will not sell or dispose of, directly or indirectly, any interest in any of such shares awarded pursuant to the plan for the period of time from and after the effective date of the registration statement as may be required by the underwriter of any public offering; provided, however, that the period of time will not exceed 180 days from the effective date of the registration statement filed in connection with the public offering or any other period applicable in any lock-up agreement to which the Company or the participant as the Company’s affiliate is subject.
      Termination and Amendment. The board of directors may terminate or amend the plan at any time. However, without the approval of the Company’s shareholders, no termination or amendment may be made that will (1) increase the maximum aggregate number of common shares that may be granted under the plan; (2) change the class of persons eligible to receive incentive stock options; and (3) that would require approval of the Company’s shareholders under any applicable law, regulation or rule. No termination or amendment of the plan may adversely affect any then outstanding award or any unexercised portion thereof, without the consent of the participant unless the termination or amendment is required to enable an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.
401(k) Plan and Trust
      The Company has established a 401(k) plan for its employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all employees are eligible to participate in the 401(k) plan on the first day of the month following completion of three months of service. Employer matching and discretionary profit-sharing contributions vest after three years of service.
      Eligible employees electing to participate in the 401(k) plan may defer from one percent of their compensation up to the statutorily prescribed limit, on a pre-tax basis, by making a contribution to the plan. The Company currently makes quarterly discretionary matching contributions equal to 50.0% of each participant’s contribution of up to 6.0% of the participant’s salary, not to exceed 3.0% of the participant’s compensation.
Report of the Compensation Committee of the Board of Directors
      The role of the compensation committee is to determine and review annually the goals and terms of the Company’s executive compensation plans, conduct an annual performance review in light of these goals of the Company’s Chief Executive Officer and other executives as delegated by the board of directors, and set each executive’s compensation based on his or her performance. The Company aims to offer total compensation packages that attract, retain and motivate high quality executives and that reward executives for profitability and the enhancement of shareholder value. The components of executive compensation discussed in more detail below have been designed to meet these objectives.
      The Company has entered into employment agreements with its Chief Executive Officer and each of its other executive officers, other than Mr. Ewald, who entered into an employment agreement with Century in August 2004. The employment agreements set such executive’s minimum base salary and bonus potential and provided for equity awards upon completion of the Company’s initial public offering (other than for Ms. West) and other customary executive benefits, including participation in retirement or welfare benefit plans; health disability and other insurance plans; whole life insurance (other than for Mr. Ewald); sick leave; reasonable vacation time; and other benefits as may be approved by the board of directors or the compensation committee on a case-by-case basis for proper business purposes. The compensation committee determined the base salary, bonus and equity compensation amounts in the employment agreements, in consultation with an external compensation consultant selected by the board, based on publicly accessible executive compensation data from a group of comparable insurance companies and, with respect to 2004 compensation, taking into account the executive’s efforts in connection with, and the anticipated impact on the Company’s performance of, its initial public offering. The comparable insurance companies considered by the compensation committee included smaller companies engaged in the specialty insurance market, rather than the larger companies included in the S&P Property and Casualty Index. The compensation provided for in the employment agreements is generally within the middle of the range of compensation levels paid by these companies to executives with comparable duties and responsibilities.

Base Salary
      The compensation committee considered the ranges of salaries offered by companies in the Company’s competitive market as discussed above in setting the base salary amounts contained in the executive employment agreements. The agreements provide that such salary amounts are to be reviewed annually by the board of directors or compensation committee in light of the executive’s performance, compensation of similar executives of similarly sized companies, among other factors it deems appropriate. Actual salaries are then to be set by the compensation committee, after considering individual performance and job content in the context of the salary ranges offered by comparable companies. The compensation committee did not make any adjustments to the base salary amounts set forth in the employment agreements for 2005.

Performance Based Incentive Compensation
      The Company pays annual cash bonuses to the CEO and other executive officers, under its performance based incentive compensation plan, based on the achievement of certain return on equity (“ROE”) objectives established by the compensation committee. The performance based incentive bonus encourages executives to manage and allocate Company capital to products that generate competitive returns on equity thereby enhancing the potential for appreciation of shareholder value. The potential bonus amount is determined based on a percent of each executive’s base salary, as set by the Compensation Committee on an annual basis, and is payable based on the ROE target achieved at year-end. For 2005, the ROE targets were set forth in each executive’s employment agreement and resulted in bonuses equal to approximately 39% of the potential amount.

Stock Options and Awards
      Incentive stock options, non-qualified stock options and restricted stock awards are other important elements of the Company’s compensation philosophy. The Company believes options and restricted stock awards serve as incentives to executives to maximize the long-term growth and profitability of the Company, which will be reflected in the Company’s share price. Under the 2004 Stock Option and Award Plan adopted in December 2003, the exercise price of any incentive option must be at least equal to the fair market value of a common share on the date of grant, so that recipients will recognize value from the grants only if the common share price increases in the future. In addition, in determining the long-term component of the CEO’s compensation, the compensation committee’s charter provides that it will consider, among other factors, the Company’s performance and relative shareholder return, the value of similar awards to chief executive officers of similar companies and the awards given to the CEO in past years.
      In 2005, the following restricted stock grants were awarded to the named executive officers: Mr. Feighan, 19,365 shares; Mr. Timm, 18,000 shares; and Mr. Hamm, 17,659 shares. For Messrs. Feighan and Timm, the restricted share award will vest over a period of four years and is subject to the continued achievement of specific performance goals related to the Company’s average ROE. Accordingly, like the cash bonus arrangement, the executive officers will only receive benefits from such awards if the Company achieves these performance objectives. With respect to the restricted shares awarded to Mr. Hamm, the vesting schedule was amended in connection with the consulting agreement entered into between Mr. Hamm and the Company to provide for a time-based vesting schedule, which is contingent upon his continuing to provide consulting services.

401(k) Plan
      The Company has established a 401(k) plan for its employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all employees, including eligible executive officers, are eligible to participate in the 401(k) plan on the first day of the month following completion of three months of service. Employer matching and discretionary profit-sharing contributions vest after three years of service. The Company currently makes quarterly discretionary matching contributions equal to 50.0% of each participant’s contribution of up to 6.0% of the participant’s salary, not to exceed 3.0% of the participant’s compensation.

Internal Revenue Code Section 162(m)
      The Company generally intends that total compensation, including bonuses awarded pursuant to the performance based incentive compensation plan, will satisfy the conditions necessary for deductibility by the Company under Section 162(m) of the Internal Revenue Code, which limits the ability of the Company to deduct any compensation in excess of $1,000,000 per year for federal income tax purposes unless such conditions are met. Notwithstanding this general policy, the Compensation Committee retains the authority to authorize payments and awards that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders.
Compensation Committee

Michael J. Endres, Chairman
Jeffrey A. Maffett
Robert J. Woodward, Jr.
Compensation Committee Interlocks and Insider Participation
      None of the Company’s executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

Performance Graph
      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s common shares with the cumulative total return of a hypothetical investment in each of the S&P Composite 500 Stock Index and the S&P Property and Casualty Index based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 on April 20, 2004, the date of the Company’s IPO, and the reinvestment of dividends.

	4/20/04	12/31/2004	12/31/2005

ProCentury Corporation	$100.00	$118.47	$103.38
S&P Composite 500 Stock Index	100.00	108.37	111.64
S&P Property and Casualty Index	100.00	103.20	116.60

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Diamond Hill Capital Investment Management Agreement
      In December 2002, the Company entered into an investment management agreement with Diamond Hill Capital Management, Inc., pursuant to which Diamond Hill manages certain of the Company’s securities, which had an aggregate fair market value of $36.4 million as of December 31, 2005. In return for these services, the Company pays Diamond Hill a management fee of 35 basis points of the fair market value of the portfolio, which is calculated at various points during the year, and, for the year ended December 31, 2005, totaled $110,508. The Company expects to pay management fees in 2006 on the same basis. Mr. Endres, a member of the Company’s board of directors, owns an equity interest in Diamond Hill Capital Management, Inc. of 1.6%.
Agreements Relating to the Evergreen and Continental Transactions
      In connection with the Company’s IPO in April 2004, the Company spun-off its subsidiaries, Evergreen National Indemnity Company (“Evergreen”) and Continental Heritage Insurance Company (“Continental”), to the Company’s Class A shareholders. Such Class A shareholders included Messrs. Feighan and Timm, Stonehenge Opportunity Fund, with which Mr. Endres is affiliated, Colonial Banc Corp., of which Mr. Maffett is the Chairman, President and Chief Executive Officer and in which he holds a significant ownership interest, and Richmond Mutual Bancorporation, Inc., of which Mr. Fix is Vice Chairman, President and Chief Executive Officer and in which he holds an ownership interest. Such parties collectively hold an ownership interest of 46% in ProAlliance Corporation (“ProAlliance”), an entity established by the Company’s former Class A shareholders to hold their ownership interest in Evergreen and Continental, and therefore, indirectly own 46% of Evergreen and Continental. Messrs. Endres, Fix and Maffett are directors of ProAlliance.
      In connection with the spin-off, the Company entered into several agreements with Evergreen which facilitated the Evergreen and Continental transactions. The Company’s board of directors believes that these agreements are fair to the Company and its shareholders.
      Transitional Administrative Agreement. Prior to the Evergreen and Continental dispositions, the Company provided Evergreen and Continental with all executive, managerial, supervisory, administrative, technical, claims handling, investment management, regulatory affairs, legal, accounting, financial reporting, professional and clerical services necessary to operate their respective businesses. In order to provide Evergreen and Continental with a transition period before the cessation of these services, the Company entered into a Transitional Administrative Agreement with Evergreen and Continental pursuant to which the Company continued to provide these services to Evergreen and Continental for an initial term of 18 months in exchange for an annual fee of $900,000. This agreement was renewed for one six-month term to expire on December 31, 2005, without any changes in the terms thereof. On December 29, 2005, the agreement was amended to extend the term thereof to June 30, 2006, reduce the administrative fee to $75,000 per calendar quarter payable during the first month of each quarter and providing for termination upon not less than thirty (30) days advance written notice to the Company. For the year ended December 31, 2005, the Company received $690,000 under this agreement.
      Reinsurance Agreements. The Company entered into loss portfolio transfer reinsurance contracts that provided for Century to reinsure Evergreen and Continental for business that was written in Century’s name prior to December 31, 2003 and transferred to one of the other companies in connection with the termination of an intercompany pooling agreement among the parties and for Evergreen to reinsure Century in the same manner. For example, Century will reinsure property business transferred to it in connection with the termination of the intercompany pooling agreement that had been written for it in Evergreen’s name. These contracts will remain in force until all outstanding loss and assignable loss adjustment expense covered has been settled or commuted in accordance with the provisions of the applicable contract. The Company ceded $423,000 of reserves and assumed $2.9 million of reserves under this contract in 2005.
      Quota Share Reinsurance Agreements. The Company entered into 100% quota share reinsurance contracts that provided for Century to reinsure Evergreen and Continental for property and casualty business that was written on Evergreen or Continental’s paper for Century in states that Century was not licensed and for Evergreen to reinsure Century in the same manner for bonding business. Under these contracts, the ceding company is entitled to receive a 5% commission and reimbursement of any premium taxes or other direct costs such as boards and bureaus fees. These fronting contracts will remain in force until December 31, 2007. During 2005, the Company assumed $723,000 of premiums and ceded $318,000 of premiums under this contract.
      In addition, in 2005, the Company entered into 50% quota share agreement with Evergreen whereby, the Company would assume certain special surety bonds (including closure and post closure solid waste industry bonds). During 2005, the Company recorded approximately $2.4 million of assumed bonds.
      Software License Agreement and Software Support and Maintenance Agreement. Century has entered into a software license agreement with Evergreen and Continental pursuant to which Century granted to Evergreen and Continental a fully paid-up, royalty free, non-exclusive perpetual license to use certain of Century’s proprietary software that relates to underwriting and claims processing and that has been developed for the mutual benefit of the Company, Evergreen and Continental. In addition, Century has entered into a software support and maintenance agreement with Evergreen and Continental, pursuant to which Century provides certain technical support and maintenance services for the software in return for an annual support and maintenance fee. For the year ended December 31, 2005, this fee totaled $100,000. On December 29, 2005, the software support and maintenance agreement was amended to adjust the annual fee effective January 1, 2006, to be at the rate of $50,000 per calendar quarter payable during the first month of each quarter. In all other respects, the agreement continues unchanged. Evergreen and Continental may terminate the software support and maintenance agreement by providing 90 days’ prior written notice, and Century may terminate the agreement by providing twelve months’ prior written notice.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES
      During 2005 and 2004, the Company engaged KPMG LLP as its independent registered public accountants. KPMG LLP has been selected to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006. Representatives of KPMG LLP will be present at the Annual Meeting, have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
      The Company paid KMPG LLP fees aggregating $718,470 and $245,000 in 2005 and 2004, respectively, as described in more detail below. None of the time devoted by KPMG LLP on its engagement to audit the Company’s financial statements for the year ended December 31, 2005 was attributable to work performed by persons other than KPMG LLP employees.
      Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and 2004, as well as registration statement related services for 2004 were $718,470 and $245,000, respectively. Of these amounts, the registration related services were $50,000 for 2004.
      Audit-Related Fees. No fees were billed by KPMG LLP for assurance or other services reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” above for the years ended December 31, 2005 and 2004.
      Tax Fees. No fees were billed by KPMG LLP for professional services for tax compliance and tax consulting services for the years ended December 31, 2005 and 2004.
      All Other Fees. No fees were billed by KPMG LLP for other products and services provided by KPMG LLP for the years ended December 31, 2005 and 2004.
      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. The audit committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS
      Management does not know of any other matters which will be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.
Shareholder Proposals for 2007 Annual Meeting
      Any shareholder proposals intended to be presented at the Company’s 2007 annual meeting of shareholders must be received by the Secretary of the Company at 465 Cleveland Avenue, Westerville, Ohio 43082, on or before December 7, 2006, for inclusion in the Company’s proxy statement and form of proxy relating to the 2007 annual meeting of shareholders.
      If a shareholder wishes to present a proposal or nominate a director before the 2007 annual meeting, but does not wish to have the proposal or nomination considered for inclusion in the Company’s proxy statement and proxy, such shareholder must give written notice to the Company’s board of directors on or before February 21, 2007. To present a proposal, the notice must set forth the business to be presented and the purpose of such business. To nominate a director, the notice must set forth the nominee’s name, qualifications and background.
      As to any proposal or director nomination that a shareholder intends to present to shareholders other than by inclusion in the Company’s proxy statement for the 2007 annual meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed not later than February 21, 2007. Even if proper notice is received on or prior to February 21, 2007, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.
Householding
      The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.
      If any beneficiary shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions to the Company by calling the manager of Investor Relations, at (800) 878-7389, or by writing to ProCentury Corporation, Investor Relations at 465 Cleveland Avenue, Westerville, Ohio 43082.

By order of the Board of Directors,

Christopher J. Timm
Secretary
Dated: April 7, 2006

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
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Vote by Mail
Return your proxy
in the postage-paid
envelope provided.

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.

è

If voting by mail, Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 15, 2006
The undersigned, revoking all prior proxies, hereby appoint(s) Edward F. Feighan and Nicholas Z. Alexander, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all common shares of ProCentury Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters, located at 465 Cleveland Avenue, Westerville, Ohio 43082, on Monday, May 15, 2006 at 1:30 p.m., local time, and at any adjournment thereof (the “Meeting”). Receipt of Notice of Annual Meeting of Shareholders, the related Proxy Statement dated April 7, 2006 and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 is hereby acknowledged.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

Dated:	, 2006

Signature(s) of Shareholder(s)

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê Please fold and detach card at perforation before mailing. ê

PROCENTURY CORPORATION	PROXY/VOTING INSTRUCTION CARD
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” the nominees described in Item 1. Attendance of the undersigned at the Meeting will not revoke this proxy. The undersigned may revoke this proxy by giving notice to the Company in writing or in open meeting.

1.	Election of Class II Directors

	Nominees:	(1) Robert F. Fix (2) Christopher J. Timm (3) Robert J. Woodward, Jr.

		❑ FOR all nominees listed above	❑ WITHHOLD AUTHORITY
		(except as marked to the contrary below)	to vote for all nominees listed above

Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	In their discretion, to vote upon such other business as may properly come before the meeting.
(Continued on reverse side)